UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 27, 2006
NATIONAL ENERGY GROUP, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	0-19136 (Commission file number)	58-1922764 (I.R.S. employer identification number)

1400 ONE ENERGY SQUARE 4925 GREENVILLE AVENUE DALLAS, TEXAS	75206
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (214) 692-9211
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     Resignation of Jon Weber as a Director
     Effective December 27, 2006, Jon Weber tendered his resignation as a member of the board of directors of National Energy Group, Inc. (the “Company”) and any board committees on which he served. Mr. Weber resigned to pursue other business interests independent of the Company and not on account of any disagreement with the Company.
     Appointment of Vincent Intrieri as a Director
     Effective December 27, 2006, the board of directors of the Company appointed Vincent Intrieri to replace Mr. Weber as a member of the board to serve in such capacity for the remainder of Mr. Weber’s term of office and until the next annual meeting of the stockholders of the Company and/or his successor is duly elected and qualified, unless sooner removed in the manner provided in the Company’s bylaws. For his service on the Company’s board or any committee thereof, Mr. Intrieri will receive the standard compensation received by any other non-employee director of the Company.
     Mr. Intrieri is a director of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P. (“AREP”), a publicly traded master limited partnership engaged in a variety of businesses, include gaming, real estate and textiles. Carl C. Icahn is the beneficial owner of approximately 86.5% and 90.0% of AREP’s outstanding preferred units and depositary units. Mr. Intrieri is a Senior Managing Director of Icahn Partners LP and Icahn Partners Master Fund LP, private investment funds controlled by Mr. Icahn. AREP O&G Holding LLC, which is a wholly-owned indirect subsidiary of AREP, is the owner of 50.01% of the Company’s common stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL ENERGY GROUP, INC.

Date: December 29, 2006	By:	/s/ Philip D. Devlin

	Name:	Philip D. Devlin
	Title:	Vice President, General Counsel and Secretary